EXHIBIT 99(1)

         Harrah's Entertainment Receives Injunction Against Stratosphere
                        For Marketing Patent Infringement

      LAS VEGAS, January 23, 2002 - Harrah's Entertainment, Inc. (NYSE:HET) announced today that an injunction was entered by the U.S. District Court in Nevada prohibiting Stratosphere Corporation and others from infringing on one of Harrah's marketing patents.

      Harrah's and its Harrah's Operating Company, Inc. subsidiary had filed a lawsuit against Stratosphere last April alleging that Stratosphere was operating a promotion that infringed on the Harrah's patent.

      The court affirmed a consent agreement between Harrah's and Stratosphere in which Stratosphere acknowledged that the Harrah's patent was valid and enforceable, and that it had infringed on the patent. Stratosphere also paid monetary compensation to Harrah's for the infringement.

      "Like many innovative companies that have invested significant human and financial capital to develop patents and intellectual property, Harrah's seeks to protect its assets, especially its intellectual property," said Gary Loveman, Harrah's Entertainment President and Chief Operating Officer. "When an infringement occurs, we will take the appropriate action."

      Last July, Harrah's filed a lawsuit asking the U.S. District Court in Nevada to bar Station Casinos, Inc. and its subsidiaries from infringing on certain other patents that protect Harrah's groundbreaking customer-loyalty program, Total Rewards. That lawsuit is proceeding.

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      Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino-entertainment industry, operating 25 casinos in the United States, primarily under the Harrah's brand name. With a combined database of more than 25 million players, Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

      More information about Harrah's Entertainment is available on the company's web site, www.harrahs.com.
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      This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "plans," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Such risks and uncertainties include, but are not limited to, economic, bank, equity and debt-market conditions, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, abnormal gaming holds, construction disruption and delays, ineffective marketing, effects of competition and other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission. The


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projected results reported on in this release are for a partial year and may not be indicative of results for future quarters or for the year. The forward-looking statements made in this release reflect the opinion of management as of today. Please be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. We do not intend, however, to update the guidance provided today prior to our next earnings release.


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